TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 16, 2023--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2022.
Fourth quarter 2022 net income (loss) from continuing operations was $(3.9) million ($(0.11) per diluted share) compared to $21.4 million ($0.63 per diluted share) in the fourth quarter of 2021. Net income (loss) from ongoing operations, which excludes special items, was $0.5 million ($0.02 per diluted share) in the fourth quarter of 2022 compared to $6.2 million ($0.18 per diluted share) in the fourth quarter of 2021.
Full year 2022 net income (loss) from continuing operations was $28.4 million ($0.84 per diluted share) compared to $57.9 million ($1.72 per diluted share) in 2021. Net income (loss) from ongoing operations was $39.4 million ($1.17 per diluted share) in 2022 compared to $39.6 million ($1.18 per diluted share) in 2021. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three months and year ended December 31, 2022 and 2021, is provided in Note (a) to the Financial Tables in this press release.
Fourth Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions of $8.9 million was $2.0 million lower than the fourth quarter of 2021
•EBITDA from ongoing operations for PE Films of negative $2.6 million was $9.3 million lower than the fourth quarter of 2021
•EBITDA from ongoing operations for Flexible Packaging Films of $7.0 million was $0.6 million higher than the fourth quarter of 2021
John Steitz, Tredegar’s president and chief executive officer, said, “Tredegar had a pre-tax loss from ongoing operations during the fourth quarter of 2022 driven by lower sales volume in our Aluminum Extrusions and PE Films business segments, which we believe was mainly due to cyclical declines exacerbated by customer inventory corrections. We expect an overall return to profitability during the first quarter of 2023 with gradual improvement thereafter.”
Mr. Steitz continued, “While Bonnell had record profitability during 2022, performance in the first half of the year significantly outperformed the second half as customers focused on bringing down high inventory levels. The outlook for 2023 remains uncertain.”
Mr. Steitz added, “PE Films had negative EBITDA from ongoing operations during the second half of 2022 due to weak demand for products with flat panel displays and customer inventory corrections. We’re hopeful that a recovery will begin in the second quarter of 2023. Terphane, our flexible packaging films business headquartered in Brazil, had solid performance throughout 2022, but has experienced a downturn in demand during the first quarter of 2023.”
Mr. Steitz further stated, “Debt, net of cash, increased by $75 million during 2022. The primary factors for this increase included a $50 million contribution in February of 2022 for the first step in the termination and settlement process of our frozen pension plan, which is expected to be completed by the end of 2023, and higher working capital resulting from an abrupt slowdown in business in the second half of 2022. We continue to be very focused on reducing net working capital to normal operating levels.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (“B&C”), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2022	2021	% Change	2022	2021	% Change
Sales volume (lbs)	37,243	44,576	(16.5)%	174,670	183,367	(4.7)%
Net sales	$127,805	$144,832	(11.8)%	$637,872	$539,325	18.3%
Ongoing operations:
EBITDA	$8,915	$10,886	(18.1)%	$66,800	$55,948	19.4%
Depreciation & amortization	(4,568)	(4,210)	(8.5)%	(17,414)	(16,272)	(7.0)%
EBIT*	$4,347	$6,676	(34.9)%	$49,386	$39,676	24.5%
Capital expenditures	$8,576	$6,957		$23,664	$18,914
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

Fourth Quarter 2022 Results vs. Fourth Quarter 2021 Results
Net sales (sales less freight) in the fourth quarter of 2022 decreased 11.8% versus 2021 primarily due to lower sales volume and the pass-through of lower metal costs, partially offset by an increase in average selling prices to cover higher operating costs. Sales volume in the fourth quarter of 2022 decreased 16.5% versus 2021. Non-residential B&C sales volume, which represented 52% of 2022 volume, declined 10.0% in the fourth quarter of 2022 versus the fourth quarter 2021. Sales volume in the specialty market, which represented 31% of total volume in 2022, decreased 32.1% in the fourth quarter of 2022 versus the fourth quarter of 2021. Sales volume in the automotive market, which represented 8% of total volume in 2022, increased 13.3% in the fourth quarter of 2022 versus the fourth quarter of 2021.
Overall open orders at the end of the fourth quarter of 2022 were 41 million pounds versus 59 million pounds at the end of the third quarter of 2022, but remain higher than the pre-COVID-19 range of 21 to 27 million pounds quarterly in 2019. The Company has continued to observe order cancellations as customers report high inventory levels and expects the confluence of orders, cancellations and shipments to drive open orders to pre-COVID-19, normalized levels during the first half of 2023. Given the slowdown in orders versus the first half of 2022, average labor shortage levels have been significantly diminished. Nonetheless, onboarding new employees resulted in higher hiring and training costs and production inefficiencies in 2022 versus 2021. The outlook for demand and shipments in 2023 remains uncertain given recessionary concerns.
EBITDA from ongoing operations in the fourth quarter of 2022 decreased $2.0 million in comparison to the fourth quarter of 2021, primarily due to:
•Lower volume ($4.9 million), higher labor and employee-related costs ($1.2 million) and lower labor productivity ($1.0 million); higher supply expense, including significant price increases in paint, chemicals, packaging and other supplies ($5.2 million); higher utility costs ($0.4 million) and higher freight rates ($1.1 million), partially offset by higher pricing ($15.9 million) and lower selling, general and administrative (“SG&A”) expenses ($0.2 million); and
•Inventories accounted for under the last in, first out (“LIFO”) method resulted in a charge of $2.9 million in the fourth quarter of 2022 versus a benefit of $0.6 million in the fourth quarter of 2021. In addition, inventories accounted for under the first in, first out (“FIFO”) method resulted in a charge of $1.7 million in the fourth quarter of 2022 versus a benefit of $0.9 million in the fourth quarter of 2021, which related to the timing of the flow through of aluminum raw material costs passed through to customers previously acquired at higher prices in a quickly changing commodity pricing environment. Also, the Company recorded a favorable out-of-period adjustment of $1.8 million related to inventory and accounts payable in the fourth quarter of 2022.

Full Year 2022 Results vs. Full Year 2021 Results
Net sales in 2022 increased 18.3% versus 2021. The annual increase in net sales was primarily due to an increase in average selling prices to cover higher average aluminum raw material costs and higher operating costs, partially offset by lower sales volume. Sales volume in 2022 decreased 4.7% versus 2021, primarily due to lower shipments in the specialty and automotive segments which declined 14.3% and 4.2%, respectively. Shipments for non-residential B&C in 2022 increased by 1.6% versus 2021.
EBITDA from ongoing operations increased $10.9 million in 2022 versus 2021, primarily due to:
•Higher pricing ($69.6 million, net of the pass-through of aluminum raw materials costs), partially offset by: lower volume ($5.6 million); higher labor and employee-related costs ($7.2 million) and lower labor productivity ($5.6 million); higher supply expenses ($15.3 million), including significant price increases in paint, chemicals, packaging and other supplies; higher freight expenses ($6.3 million); higher utility rates ($3.1 million); higher maintenance expenses ($1.4 million); and higher SG&A ($3.0 million); and
•Inventories accounted for under the LIFO method resulted in a charge of $2.9 million in 2022 versus a benefit of $0.6 million in 2021. In addition, inventories accounted for under the FIFO method resulted in no charge or benefit in 2022 versus a benefit of $6.7 million in 2021, which related to the timing of the flow through of aluminum raw material costs passed through to customers previously acquired at higher prices in a quickly changing commodity pricing environment. Also, the Company recorded unfavorable net out-of-period adjustments totaling $0.6 million for charges related to inventory, accrued labor costs and accounts payable in 2022.
Aluminum Extrusions has secured supply sources to meet expected needs for aluminum raw materials in 2023. See discussion of Quantitative and Qualitative Disclosures about Market Risk in Item 7a of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (“Form 10-K”) for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $26 million in 2023, but could possibly be managed to lower levels under recessionary conditions. Budgeted amounts include $11 million for a new enterprise resource planning and manufacturing execution systems (“ERP/MES”), $6 million for infrastructure upgrades at the facilities located in Niles, Michigan, Carthage, Tennessee and Newnan, Georgia, and $2 million for other strategic projects. The ERP/MES project commenced in 2022 and is expected to cost a total of approximately $30 million over a two-year time span. In addition to strategic projects, approximately $7 million will be required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2023. Amortization expense is projected to be $2 million in 2023.
PE Films
PE Films produces surface protection films, polyethylene overwrap films and films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2022	2021	% Change	2022	2021	% Change
Sales volume (lbs)	5,600	9,363	(40.2)%	32,873	39,429	(16.6)%
Net sales	$14,959	$31,035	(51.8)%	$97,571	$118,920	(18.0)%
Ongoing operations:
EBITDA	$(2,594)	$6,659	(139.0)%	$11,949	$27,694	(56.9)%
Depreciation & amortization	(1,548)	(1,582)	2.1%	(6,280)	(6,263)	(0.3)%
EBIT*	$(4,142)	$5,077	(181.6)%	$5,669	$21,431	(73.5)%
Capital expenditures	$752	$240		$3,289	$2,997
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

Fourth Quarter 2022 Results vs. Fourth Quarter 2021 Results
Net sales in the fourth quarter of 2022 decreased 51.8% versus the fourth quarter of 2021. Sales volume decreased in both Surface Protection and overwrap films in the fourth quarter of 2022 versus the fourth quarter of 2021. Surface Protection sales volume declined 42% in the fourth quarter of 2022 versus the fourth quarter of 2021. Surface Protection sales have been adversely impacted by weak market demand and competitive pricing. Customer demand for electronics has continued to deteriorate since the third quarter of 2022, causing manufacturers in the supply chain to experience reduced capacity utilization and inventory corrections. In addition, these depressed market conditions, which are expected to continue for most of the first half of 2023, are adversely impacting mix through reduced sales to our highest value-added customers and products.
EBITDA from ongoing operations in the fourth quarter of 2022 decreased $9.3 million versus the fourth quarter of 2021, primarily due to:
•A $7.4 million decrease from Surface Protection as a result of:
◦Lower contribution margin for: non-transitioning products associated with a market slowdown and customer inventory corrections ($5.6 million) and competitive pricing ($1.1 million); and previously disclosed customer product transitions ($1.9 million), partially offset by lower SG&A expenses ($0.6 million);
◦The pass-through lag associated with resin costs (a benefit of $0.2 million in the fourth quarter of 2022 versus a charge of $0.9 million in the fourth quarter of 2021); and
◦A provision for obsolete inventories which resulted in a charge of $0.2 million in the fourth quarter of 2022 versus a benefit of $0.5 million in the fourth quarter of 2021, partially offset by inventories accounted for under the LIFO method, which resulted in a charge of $0.1 million in the fourth quarter of 2022 versus a charge of $0.6 million in the fourth quarter of 2021.
•A $1.9 million decrease from overwrap films primarily due to lower sales volume ($0.8 million). In addition, inventories accounted for under the LIFO method resulted in a charge of $0.4 million in the fourth quarter of 2022 versus a benefit of $0.5 million in the fourth quarter of 2021.
See discussion of Quantitative and Qualitative Disclosures about Market Risk in Item 7a of the Form 10-K for additional information on resin price trends.
Full Year 2022 Results vs. Full Year 2021 Results
Net sales in 2022 decreased 18% versus 2021, primarily due to lower volume in Surface Protection and overwrap films. Sales volume and net sales declined 15% and 23%, respectively, in Surface Protection. Sales volume and net sales declined 19% and 4%, respectively, in overwrap films, with volume declines partially offset by the pricing impact associated with the pass-through of resin costs.
EBITDA from ongoing operations in 2022 decreased $15.7 million versus 2021 primarily due to:
•A $14.6 million decrease from Surface Protection as a result of:
◦Lower contribution for: non-transitioning products associated with a market slowdown and customer inventory corrections ($7.3 million), competitive pricing ($5.5 million), lower productivity ($0.6 million) and previously disclosed customer product transitions ($6.6 million), partially offset by lower SG&A and research and development expenses ($1.4 million);
◦The pass-through lag associated with resin costs (a benefit of $0.5 million in 2022 versus a charge of $2.2 million in 2021);
◦A foreign currency transaction gain of $0.8 million in 2022 versus a loss of $0.2 million in 2021; and
◦Inventories accounted for under the LIFO method resulted in a charge of $0.1 million in 2022 versus a charge of $0.6 million in 2021.
•A $1.1 million decrease from overwrap films primarily due to lower volume ($1.9 million). The pass-through lag associated with resin costs resulted in a benefit of $0.4 million in 2022 versus a charge of $1.3 million in 2021. In addition, inventories accounted for under the LIFO method resulted in a charge of $0.4 million in 2022 versus a benefit of $0.5 million in 2021.
Customer Product Transitions and Other Factors in Surface Protection
The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.

The Company previously reported the risk that a portion of its film products used in surface protection applications would be made obsolete by customer product transitions, which principally relate to one customer, to less costly alternative processes or materials. The Company estimates that these transitions, which were complete as of the second quarter of 2022, resulted in a total decline of $7 million in pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations during 2022 versus 2021.
The Surface Protection business is continuing to experience competitive pricing pressures, unrelated to the customer product transitions, that adversely impacted pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations by approximately $5.5 million in 2022 versus 2021. To offset the adverse impact of the customer transitions and pricing pressures, the Company is aggressively pursuing sales of new surface protection products, applications and customers and driving production efficiencies and cost savings.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $4 million in 2023, including $2 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $7 million in 2023. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Year Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	December 31,			December 31,
	2022	2021		2022	2021
Sales volume (lbs)	24,475	25,902	(5.5)%	106,685	104,569	2.0%
Net sales	$40,022	$37,418	7.0%	$168,139	$139,978	20.1%
Ongoing operations:
EBITDA	$6,957	$6,388	8.9%	$27,452	$31,684	(13.4)%
Depreciation & amortization	(721)	(523)	(37.9)%	(2,444)	(1,988)	(22.9)%
EBIT*	$6,236	$5,865	6.3%	$25,008	$29,696	(15.8)%
Capital expenditures	$841	$1,320		$8,151	$5,603
* For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.

Fourth Quarter 2022 Results vs. Fourth Quarter 2021 Results
Net sales in the fourth quarter of 2022 increased 7.0% compared to the fourth quarter of 2021, primarily due to higher selling prices from the pass-through of higher resin costs and lower freight costs, partially offset by lower sales volume.
EBITDA from ongoing operations in the fourth quarter of 2022 increased by $0.6 million versus the fourth quarter of 2021, primarily due to:
•Higher selling prices from the pass-through of higher resin costs ($2.9 million), lower variable costs ($1.7 million) and favorable product mix ($0.4 million), partially offset by higher raw material costs ($2.0 million), lower sales volume ($0.6 million), higher fixed costs ($0.6 million) and higher SG&A expenses ($0.3 million);
•Net unfavorable foreign currency translation of Real-denominated operating costs ($0.8 million) in the fourth quarter of 2022 versus in the fourth quarter of 2021; and
•Foreign currency transaction gains ($0.1 million) in the fourth quarter of 2022 compared to foreign currency transaction gains ($0.2 million) in the fourth quarter of 2021.
Full Year 2022 Results vs. Full Year 2021 Results
Net sales in 2022 increased 20.1% compared to 2021, primarily due to higher selling prices from the pass-through of higher resin costs, favorable product mix and higher sales volume.
EBITDA from ongoing operations in 2022 decreased by $4.2 million versus 2021, primarily due to:
•Higher raw material costs ($17.9 million), higher fixed costs ($1.5 million), and higher SG&A expenses ($1.4 million), offset by higher selling prices from the pass-through of higher resin costs ($18.3 million), higher sales volume ($1.1 million), favorable product mix ($1.6 million), and lower variable costs ($0.1 million);

•Net unfavorable foreign currency translation of Real-denominated operating costs ($3.7 million) in 2022 versus 2021; and
•Foreign currency transaction losses ($0.2 million) in 2022 compared to foreign currency transaction gains ($0.7 million) in 2021.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Terphane are projected to be $8 million in 2023, including $2 million for new capacity for value-added products and productivity projects and $6 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $3 million in 2023. Amortization expense is projected to be $0.1 million in 2023.
Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in 2022 decreased by $0.6 million compared 2021, primarily due to lower professional fees associated with business development activities ($1.1 million), employee-related compensation ($0.9 million) and stock-based compensation ($0.6 million), partially offset by increased professional fees associated with the internal and external audits of the Company ($2.2 million).
Interest expense was $5.0 million in 2022 in comparison to $3.4 million in 2021, primarily due to higher interest rates.
The effective tax rate used to compute income taxes (benefit) for continuing operations in 2022 was 13.4% compared to 13.8% in 2021. The decrease in the effective tax rate for continuing operations is primarily due to a discrete tax benefit recorded in the first quarter of 2022 resulting from the implementation of new U.S. tax regulations associated with foreign tax credits published by the U.S. Treasury and Internal Revenue Service (“IRS”) on January 4, 2022. These regulations overhaul various components of the foreign tax credit regime including the determination of creditable foreign taxes and limit the amount of foreign taxes that are creditable against U.S. income taxes. This discrete benefit was partially offset by an increase to the effective tax rate as the result of the Brazilian income tax no longer being creditable in the U.S. for the foreseeable future. Lastly, the effective tax rate changed due to foreign rate differences pertaining to the Company’s foreign operations and the benefit from tax incentives in Brazil. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to Financial Tables in this press release was 23.8% in 2022 and 21.9% in 2021 (see also Note (f) to Financial Tables). For an explanation of differences between the effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2022 and 2021, see Note 12 “Income Taxes” to the Consolidated Financial Statements included in Item 15 “Exhibits and Financial Statements Schedules” (“Item 15”) of the Form 10-K.
Pension expense under GAAP was $14.4 million in 2022, an unfavorable change of $0.5 million from 2021. In February 2022, Tredegar announced the initiation of a process to terminate and settle its frozen defined benefit pension plan. In connection therewith, the Company borrowed funds under its revolving credit agreement and made a $50 million contribution to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The settlement process has been delayed because of longer-than-expected review times with the IRS. The Company does not expect issues with receiving approval from the IRS and is hopeful that the entire process will be completed by the end of 2023. The Company realized income tax benefits on the Special Contribution of $11 million in 2022. Administrative costs for the pension plan through the settlement process are estimated at $4 to $5 million.
Tredegar’s frozen defined benefit pension plan was underfunded on a GAAP basis (also estimated settlement basis) by $28 million at December 31, 2022, comprised of investments at fair value of $218 million and a projected benefit obligation (“PBO”) of $246 million. The ultimate underfunded amount at settlement may differ from amounts existing at the end of 2022, depending on changes in market factors, including for buyers of pension obligations at the time of settlement.
Prior to the Special Contribution, GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company expects there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2023, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios and a significant consideration for computing non-GAAP net income (loss) from ongoing operations.
The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the accompanying net sales and EBITDA from ongoing operations by segment tables. However, beginning in 2022 and consistent with excluding GAAP pension expense from Credit EBITDA as described above, GAAP pension expense has been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations (see related reconciliation in Note (a) to the Financial Tables in this press release for more information).
Total debt was $137.0 million at December 31, 2022, compared to $73.0 million at December 31, 2021. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure but a key measure used to compute the net leverage ratio under the Company’s revolving credit agreement (“Credit Agreement”), was $117.8 million at December 31, 2022, compared to $42.5 million at December 31, 2021. The increase in net debt during 2022 of $75.3 million was primarily due to the Special Contribution of $50 million and higher net working capital, resulting from a slowdown in business greater than anticipated in the second half of 2022, which the Company believes was mainly due to customer inventory corrections driven by recessionary concerns. The Company is very focused on reducing net working capital to normal operating levels.
The Credit Agreement is a five-year, revolving, secured credit facility that permits aggregate borrowings of $375 million and matures on June 29, 2027. The Company believes that its most restrictive covenant under the Credit Agreement (computed quarterly) is the Total Net Leverage Ratio, which permits maximum borrowings of up to 4x Credit EBITDA for the trailing four quarters. The Company had Credit EBITDA and a leverage ratio (calculated in the Liquidity and Capital Resources in Item 7 of the Form 10-K) of $84.4 million and 1.39x, respectively, at December 31, 2022. See Note (f) to the Financial Tables for a reconciliation of net debt to the most directly comparable GAAP financial measure.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;
•uncertain economic conditions in countries in which the Company does business, including continued high inflation and the effects of the Russian invasion of Ukraine;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
~~•~~movement of pension plan assets and liabilities relating to differences between the ultimate settlement benefit obligation and the projected benefit obligation, census data, administrative costs, the effectiveness of hedging activities and discounts required to liquidate non-public securities held by the plan;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•unanticipated problems or delays with the implementation of an enterprise resource planning and manufacturing execution systems, or security breaches and other disruptions to the Company’s information technology infrastructure;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•failure to continue to attract, develop and retain certain key officers or employees;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;

•an impairment of the Surface Protection reporting unit’s goodwill could have a material non-cash adverse impact on our results of operations;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2022 sales from continuing operations of $939 million. With approximately 2,300 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Sales	$189,149	$220,986	$938,564	$826,455
Other income (expense), net (c)(d)(g)	(178)	11,104	935	20,376
	188,971	232,090	939,499	846,831

Cost of goods sold (c)	162,113	178,957	764,042	649,690
Freight	6,363	7,701	34,982	28,232
Selling, R&D and general expenses (c)	20,986	21,117	85,004	81,311
Amortization of identifiable intangibles (h)	538	(466)	2,520	1,704
Pension and postretirement benefits	4,083	3,540	14,569	14,160
Interest expense	1,832	831	4,990	3,386
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	—	495	622	1,127
	195,915	212,175	906,729	779,610
Income (loss) from continuing operations before income taxes	(6,944)	19,915	32,770	67,221
Income tax expense (benefit)(c)	(3,071)	(1,443)	4,389	9,284
Net income (loss) from continuing operations	(3,873)	21,358	28,381	57,937
Income (loss) from discontinued operations, net of tax	6	(6)	74	(111)
Net income (loss)	$(3,867)	$21,352	$28,455	$57,826

Earnings (loss) per share:
Basic:
Continuing operations	$(0.11)	$0.64	$0.84	$1.72
Discontinued operations	—	—	—	—
Basic earnings (loss) per share	$(0.11)	$0.64	$0.84	$1.72
Diluted:
Continuing operations	$(0.11)	$0.63	$0.84	$1.72
Discontinued operations	—	—	—	—
Diluted earnings (loss) per share	$(0.11)	$0.63	$0.84	$1.72

Shares used to compute earnings (loss) per share:
Basic	33,882	33,628	33,806	33,563
Diluted	33,882	33,648	33,826	33,670

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Net Sales (b)
Aluminum Extrusions	$127,805	$144,832	$637,872	$539,325
PE Films	14,959	31,035	97,571	118,920
Flexible Packaging Films	40,022	37,418	168,139	139,978
Total net sales	182,786	213,285	903,582	798,223
Add back freight	6,363	7,701	34,982	28,232
Sales as shown in the Condensed Consolidated Statements of Income	$189,149	$220,986	$938,564	$826,455

EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$8,915	$10,886	$66,800	$55,948
Depreciation & amortization	(4,568)	(4,210)	(17,414)	(16,272)
EBIT (b)	4,347	6,676	49,386	39,676
Plant shutdowns, asset impairments, restructurings and other (c)	(190)	3,461	(310)	3,237
PE Films:
Ongoing operations:
EBITDA (b)	(2,594)	6,659	11,949	27,694
Depreciation & amortization	(1,548)	(1,582)	(6,280)	(6,263)
EBIT (b)	(4,142)	5,077	5,669	21,431
Plant shutdowns, asset impairments, restructurings and other (c)	4	86	(646)	(371)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	6,957	6,388	27,452	31,684
Depreciation & amortization	(721)	(523)	(2,444)	(1,988)
EBIT (b)	6,236	5,865	25,008	29,696
Plant shutdowns, asset impairments, restructurings and other (c)	(5)	32	(91)	8,439
Total	6,250	21,197	79,016	102,108
Interest income	16	33	57	73
Interest expense	1,832	831	4,990	3,386
Gain (loss) on investment in kaléo (d)	—	11,583	1,406	12,780
Stock option-based compensation costs	271	675	1,424	2,495
Corporate expenses, net (c)	11,107	11,392	41,295	41,859
Income (loss) from continuing operations before income taxes	(6,944)	19,915	32,770	67,221
Income tax expense (benefit)	(3,071)	(1,443)	4,389	9,284
Net income (loss) from continuing operations	(3,873)	21,358	28,381	57,937
Income (loss) from discontinued operations, net of tax	6	(6)	74	(111)
Net income (loss)	$(3,867)	$21,352	$28,455	$57,826

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2022	December 31, 2021
Assets
Cash & cash equivalents	$19,232	$30,521
Accounts & other receivables, net	84,544	103,312
Income taxes recoverable	733	2,558
Inventories	127,771	88,569
Prepaid expenses & other	10,304	11,275
Current assets of discontinued operations	—	178
Total current assets	242,584	236,413
Property, plant & equipment, net	186,411	170,381
Right-of-use leased assets	14,021	13,847
Identifiable intangible assets, net (h)	11,690	14,152
Goodwill (h)	70,608	70,608
Deferred income taxes	13,900	15,723
Other assets	2,879	2,460
Total assets	$542,093	$523,584
Liabilities and Shareholders’ Equity
Accounts payable	$114,938	$123,760
Accrued expenses	31,603	33,104
Lease liability, short-term	2,035	2,158
Income taxes payable	1,137	9,333
Current liabilities of discontinued operations	—	193
Total current liabilities	149,713	168,548
Lease liability, long-term	12,738	12,831
Long-term debt	137,000	73,000
Pension and other postretirement benefit obligations, net	35,046	78,265
Other non-current liabilities	5,834	6,218
Shareholders’ equity	201,762	184,722
Total liabilities and shareholders’ equity	$542,093	$523,584

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$28,455	$57,826
Adjustments for noncash items:
Depreciation	23,882	22,080
Amortization of intangibles	2,520	1,704
Reduction of right-of-use assets	2,098	2,086
Deferred income taxes	544	(4,944)
Accrued pension and postretirement benefits	14,602	14,160
Stock-based compensation expense	3,619	5,167
Gain on investment in kaléo	(1,406)	(12,462)
Changes in assets and liabilities:
Accounts and other receivables	18,569	(16,993)
Inventories	(37,771)	(23,132)
Income taxes recoverable/payable	(6,423)	8,956
Prepaid expenses and other	(2,526)	3,612
Accounts payable and accrued expenses	(14,916)	19,835
Lease liability	(2,301)	(1,935)
Pension and postretirement benefit plan contributions	(50,660)	(5,687)
Other, net	870	310
Net cash (used in) provided by operating activities	(20,844)	70,583
Cash flows from investing activities:
Capital expenditures	(36,875)	(27,361)
Proceeds on sale of investment in kaléo	1,406	47,062
Proceeds from the sale of assets	10	4,749
Net cash (used in) provided by investing activities	(35,459)	24,450
Cash flows from financing activities:
Borrowings	313,500	75,500
Debt principal payments	(249,500)	(136,500)
Dividends paid	(16,974)	(16,167)
Debt financing costs	(1,245)	—
Other	(396)	325
Net cash provided by (used in) financing activities	45,385	(76,842)
Effect of exchange rate changes on cash	(371)	484
(Decrease) increase in cash and cash equivalents	(11,289)	18,675
Cash and cash equivalents at beginning of period	30,521	11,846
Cash and cash equivalents at end of period	$19,232	$30,521

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months and the years ended December 31, 2022 and 2021 is shown below:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2022	2021	2022	2021
Net income (loss) from continuing operations as reported under GAAP[1]	$(3.9)	$21.4	$28.4	$57.9
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.3	0.5	0.5
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	(0.1)	(9.1)	(1.1)	(10.0)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	—	(3.8)	—
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[3]	—	—	—	(6.6)
Tax benefit associated with the release of a deferred tax valuation allowance on excess capital losses primarily due to sale of kaléo	—	(5.5)	—	(5.4)
Other	1.3	(0.9)	4.1	3.2
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	3.2	—	11.3	—
Net income (loss) from ongoing operations[1]	$0.5	$6.2	$39.4	$39.6

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$(0.11)	$0.63	$0.84	$1.72
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.01	0.01	0.02
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	(0.27)	(0.03)	(0.30)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	—	(0.11)	—
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax[3]	—	—	—	(0.20)
Tax benefit associated with the release of a deferred tax valuation allowance on excess capital losses primarily due to sale of kaléo	—	(0.16)	—	(0.16)
Other	0.04	(0.03)	0.13	0.10
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.09	—	0.33	—
Earnings (loss) per share from ongoing operations (diluted)	$0.02	$0.18	$1.17	$1.18
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see "Corporate Expenses, Interest, Taxes & Other" section of this press release.
3. For more information, see Note (i) in this press release.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance. The Company uses sales less freight (“net sales”) from continuing operations as its measure of revenues from external customers at the segment level. For more business segment information, see Note 13 in the Notes to Financial Statements in the Form 10-K.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months and the years ended December 31, 2022 and 2021 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended December 31, 2022		Year Ended December 31, 2022
(in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief [2]	$—	$—	$0.1	$0.1
Environmental charges at Newnan, Georgia plant[4]	0.1	0.1	0.1	0.1
Storm damage to the Newnan, Georgia plant[1]	0.1	0.1	0.1	0.1
Total for Aluminum Extrusions	$0.2	$0.2	$0.3	$0.3
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.5	$0.4
(Gain) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	—	—	0.2	0.1
Total for PE Films	$—	$—	$0.7	$0.5
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[2]	0.1	0.1	0.1	0.1
Total for Flexible Packaging Films	$0.1	$0.1	$0.1	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	0.8	0.6	2.4	1.8
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.6	0.4	2.6	2.0
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	—	—	(0.3)	(0.2)
Tax benefit from adjustment to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[3]	—	—	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[5]	4.0	3.2	14.4	11.3
Total for Corporate	$5.4	$4.2	$19.2	$11.2
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.
4. Included in "Costs of goods sold" in the condensed consolidated statements of income.
5. For more information, see “Corporate Expenses, Interest, Taxes & Other” section of this press release.

	Three Months Ended December 31, 2021		Year Ended December 31, 2021
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP feasibility study[1]	$0.3	$0.2	$0.3	$0.2
Futura intangible amortization out-of-period adjustment[6]	(0.9)	(0.7)	(0.9)	(0.7)
Vacation accrual policy change[5]	(2.9)	(2.2)	(2.9)	(2.2)
Environmental charges at Newnan, Georgia plant[3]	0.1	0.1	0.2	0.2
COVID-19-related expenses[2]	(0.1)	(0.1)	0.1	0.1
Total for Aluminum Extrusions	$(3.5)	$(2.7)	$(3.2)	$(2.4)
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Surface Protection restructuring costs - severance	$0.3	$0.3	$0.4	$0.3
(Gain) losses from sale of assets, investment writedowns and other items:
Vacation accrual policy change[5]	(0.5)	(0.4)	(0.5)	(0.4)
COVID-19-related expenses[2]	0.1	0.1	0.5	0.3
Total for PE Films	$(0.1)	$—	$0.4	$0.2
Flexible Packaging Films:
(Gains) losses from sale of assets, investment writedowns and other items:
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such taxes [2,4]	$—	$—	$(8.5)	$(6.6)
COVID-19-related expenses[2]	0.1	0.1	0.1	0.1
Total for Flexible Packaging Films	$0.1	$0.1	$(8.4)	$(6.5)
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Costs, net of gain associated with the sale of the Lake Zurich manufacturing facility assets	$(0.1)	$(0.1)	$0.1	$0.1
Other restructuring costs - severance	0.2	0.1	0.2	0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	1.6	1.3	3.9	3.1
Professional fees associated with remediation activities related to internal control over financial reporting[1]	1.2	0.9	3.1	2.3
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	—	—	0.5	0.4
Stock compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[1]	—	—	0.4	0.3
Transition service fees, net of corporate costs associated with the divested Personal Care Films business[2]	0.2	0.1	(0.3)	(0.2)
Vacation accrual policy change[5]	(0.4)	(0.3)	(0.4)	(0.3)
Tax benefit associated with the release of a deferred tax valuation allowance on excess capital losses primarily due to sale of kaléo[7]	—	(5.5)	—	(5.4)
Total for Corporate	$2.7	$(3.5)	$7.5	$0.4
1. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in "Costs of goods sold" in the condensed consolidated statements of income.
4. For more information, see Note 9 “Other income (expense), net” to the Consolidated Financial Statements in the Form 10-K.
5. For more information, see Note 6 “Accrued expenses” to the Consolidated Financial Statements in the Form 10-K.
6. Included in “Amortization of identifiable intangibles” in the condensed consolidated statements of income.
7. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.

(d) In the year ended December 2021, a pre-tax gain of $12.8 million was recognized on the Company’s investment in kaleo, Inc. ("kaléo"), which included a $0.3 million dividend received from kaléo. On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. Subsequently, in May 2022, additional cash consideration of $1.4 million was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months and years ended December 31, 2022 and 2021 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2022	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$(6.9)	$(3.0)	$(3.9)	43.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—
(Gains) losses from sale of assets and other	1.7	0.5	1.2
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	4.0	0.8	3.2
Net income (loss) from ongoing operations	$(1.2)	$(1.7)	$0.5	141.7%
Three Months Ended December 31, 2021
Net income (loss) from continuing operations reported under GAAP	$19.9	$(1.5)	$21.4	(7.5)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	(12.7)	2.8	(15.5)
Net income (loss) from ongoing operations	$7.6	$1.4	$6.2	18.4%
Year Ended December 31, 2022
Net income (loss) from continuing operations reported under GAAP	$32.8	$4.4	$28.4	13.4%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.1	0.5
(Gains) losses from sale of assets and other	3.9	4.7	(0.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	14.4	3.1	11.3
Net income (loss) from ongoing operations	$51.7	$12.3	$39.4	23.8%
Year Ended December 31, 2021
Net income (loss) from continuing operations reported under GAAP	$67.2	$9.3	$57.9	13.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.7	0.2	0.5
(Gains) losses from sale of assets and other	(17.2)	1.6	(18.8)
Net income (loss) from ongoing operations	$50.7	$11.1	$39.6	21.9%
(f) Net debt is calculated as follows:

(in millions)	December 31,	December 31,
	2022	2021
Debt	$137.0	$73.0
Less: Cash and cash equivalents	19.2	30.5
Net debt	$117.8	$42.5

Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(g)    Represents a one-time tax credit in Brazil for unemployment/social security insurance non-income taxes ("PIS/COFINS") resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax. In May 2021, the Brazil Supreme Court ruled in a leading case related to the amount of Brazilian value-added tax to exclude from the calculation of PIS/COFINS. As a result, in the second quarter of 2021, the Company recorded a pre-tax gain of $8.5 million for certain excess PIS/COFINS paid from 2003 to 2021, that included applicable interest, which the Company applied to required Brazilian federal tax payments during 2021. The pre-tax gain was recorded in “Other income (expense), net” in the condensed consolidated statements of income.
(h) During the fourth quarter of 2021, the Company recorded an out-of-period adjustment in connection with the original valuation of intangible assets and goodwill related to the acquisition of Futura in February 2017. This adjustment resulted in a reclassification of $2.9 million from acquired customer relationship intangible assets to goodwill and a $0.9 million decrease to accumulated amortization and amortization expense as of and for the year ended December 31, 2021.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com